EXHIBIT 99.7

Consent

The undersigned hereby consents to being named as a prospective director of ESB Financial Corporation (“ESB”) in the Registration Statement on Form S-4 filed by ESB with the Securities and Exchange Commission in connection with ESB’s proposed acquisition of PHSB Financial Corporation, to which this consent is an exhibit, and in any amendments (including post-effective amendments) thereto.

Date: October 6, 2004	/s/ James P. Wetzel, Jr.
James P. Wetzel, Jr.